Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
SUCCESSFUL UPPER HAYNESVILLE SHALE WELL
 IN SABINE PARISH LOUISIANA

FRISCO, TEXAS, March 24, 2010 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) today announced that the first well drilled in its South Toledo Bend field in Sabine Parish in Northern Louisiana was successful.  The Sustainable Forest 3#1H was drilled to a vertical depth of 12,360 feet with a 4,160 foot horizontal lateral.  The horizontal lateral was drilled in the upper section of the Haynesville shale or Bossier shale and the well was completed with 16 frac stages. Comstock tested this well at an initial 24 hour production rate which averaged 20 MMcfe per day at a flowing tubing pressure of 7,800 psi.  Comstock has a 67% working interest in this well.

The Sustainable Forest 3#1H well is Comstock's second horizontal well drilled to test the Upper Haynesville interval also referred to as the Bossier shale.  In 2010 the Company expects to drill 56 (41.1 net) horizontal wells in its Haynesville shale program.  Approximately fifteen of these wells will target the Upper Haynesville shale.  This well is also the first Haynesville shale well drilled by the Company in Sabine Parish where Comstock has 22,404 gross acres (17,561 net acres) that are prospective for development.  Six of the planned 56 Haynesville shale wells that will be drilled this year are expected to be in the South Toledo Bend field.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.